American Skandia Trust
For the period ended 12/31/04
File number 811-5186

                                  SUB-ITEM 77D
                  POLICIES WITH RESPECT TO SECURITY INVESTMENT
                  --------------------------------------------

                  AMERICAN SKANDIA TRUST ("AST" OR THE "TRUST")
SUPPLEMENT DATED FEBRUARY 19, 2004 TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL
                      INFORMATION ("SAI") DATED MAY 1, 2003
                 REPLACING THE SUPPLEMENT DATED JANUARY 26, 2004
                   TO THE PROSPECTUS AND SAI DATED MAY 1, 2003


AST STRONG INTERNATIONAL EQUITY PORTFOLIO

         The sub-advisory agreement between Prudential Investments LLC ("PI") and American Skandia Investment Services, Inc. ("ASISI" and together with PI, the "Investment Manager") and Strong Capital Management, Inc. ("Strong") with respect to the AST Strong International Equity Portfolio (the "International Equity Portfolio") will be terminated effective at the close of business on February 22, 2004. Effective February 23, 2004, pursuant to a new sub-advisory agreement, the International Equity Portfolio will be sub-advised by J.P. Morgan Investment Management Inc. ("J. P. Morgan") and will be renamed the AST JPMorgan International Equity Portfolio. Shareholders of the International Equity Portfolio will be sent an information statement containing more detailed information about J.P. Morgan and the reasons for the Investment Manager's retention of J.P. Morgan.

         Accordingly, effective February 23, 2004, all references in the Prospectus and SAI to the AST Strong International Equity Portfolio are replaced by references to the AST JPMorgan International Equity Portfolio and references to Strong Capital Management, Inc. are replaced by references to J.P. Morgan Investment Management Inc. In addition, the section of the Prospectus entitled "Management of the Trust -- Sub-Advisors" is revised by deleting the sub-section relating to Strong on page 126 and replacing it with the following:

         J. P. MORGAN INVESTMENT MANAGEMENT INC. ("J.P. Morgan"), with principal offices at 522 Fifth Avenue, New York, New York 10036, serves as Sub-advisor for the AST JPMORGAN INTERNATIONAL EQUITY PORTFOLIO. J.P. Morgan and its affiliates offer a wide range of services to governmental, institutional, corporate and individual customers, and act as investment advisor to individual and institutional clients with combined assets under management of approximately $559 billion as of December 31, 2003.

         The portfolio managers responsible for the day-to-day management of the AST JPMorgan International Equity Portfolio are James WT Fisher and Timothy Leask. Mr. Fisher, a Managing Director of J.P. Morgan, is a portfolio manager in the Global Portfolios Group based in London. He joined J.P. Morgan in 1985. Mr. Leask, a Vice President of J.P. Morgan, is a client portfolio manager in the International Equity Portfolios group based in New York. He joined J.P. Morgan in 1997. They have managed the Portfolio since J. P. Morgan became its sub-advisor in February 2004.